Deloitte LLP 700, 850 2 Street SW Calgary, AB T2P 0R8 Canada Tel: 403-267-1700 Fax: 587-774-5379 www.deloitte.ca

April 8, 2022

To:	British Columbia Securities Commission Alberta Securities Commission Financial and Consumer Affairs Authority of Saskatchewan Manitoba Securities Commission

Ontario Securities Commission
Autorité des marchés financiers
Nova Scotia Securities Commission

Financial and Consumer Services Commission (New Brunswick)

Superintendent of Securities, Department of Justice and Public Safety, Prince Edward Island

Securities Commission of Newfoundland and Labrador

Dear Sirs/Mesdames:

Re:      TransGlobe Energy Corporation (the “Company”) Notice of Change of Auditor pursuant to National instrument 51-102 (“NI 51-102”)

We have reviewed the Notice of Change of Auditors of the Company dated April 8, 2022 (the “Notice”) delivered to us by the Company in respect of its change of auditors.

Pursuant to subparagraph (6)(a)(ii) of section 4.11 of NI 51-102, we have reviewed the Notice and, based on our knowledge of such information at this time, we have no basis to agree or disagree with statements (1) through (5) contained in the notice.

Yours very truly,

/s/ Deloitte LLP

Chartered Professional Accountants